                                                                  Exhibit (c)(2)



                             STOCKHOLDERS AGREEMENT

              THIS STOCKHOLDERS AGREEMENT, dated as of October 17, 1996, is made and entered into by Cooperative Computing, Inc., a Texas corporation ("Parent"), CCI Acquisition Corp., a Delaware corporation ("Sub"), and the other parties signatory hereto (each a "Stockholder", and collectively, the "Stockholders").

                              W I T N E S S E T H:

              WHEREAS, concurrently herewith, Parent, Sub and Triad Systems Corporation, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger");

              WHEREAS, in furtherance of the Merger, Parent and the Company desire that, as soon as practicable (and not later than five business days) after the execution and delivery of the Merger Agreement, Sub commence a cash tender offer to purchase all outstanding shares of Company Common Stock (as defined in Section 1), including all of the Shares (as defined in Section 2) owned beneficially by the Stockholders; and

              WHEREAS, the holders of the issued and outstanding common stock of Sub will contribute that stock to Parent prior to the consummation of the Offer, as a result of which, Sub will become a wholly-owned subsidiary of Parent;

              WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

              NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

              1.     Definitions.  For purposes of this Agreement:

              (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

              (b) "Company Common Stock" shall mean at any time the common stock, $.001 par value, of the Company.

              (c) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

              2.     Tender of Shares.

              (a) Each Stockholder hereby agrees to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to
Section 1.1 of the Merger Agreement and Rule 14d-2 under the Exchange Act, the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule I hereto (the "Existing Shares", and together with any shares of Company Common Stock acquired by such Stockholder after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, the "Shares"), Beneficially Owned by him or it. Each Stockholder hereby acknowledges and agrees that the Parent's obligation to accept for payment and pay for Shares in the Offer, including the Shares Beneficially Owned by such Stockholder, is subject to the terms and conditions of the Offer.

              (b) The transfer by each Stockholder of his or its Shares to Sub in the Offer shall pass to and unconditionally vest in Sub good and valid title to the number of Shares set forth opposite such Stockholder's name on
Schedule I hereto, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

              (c) Each Stockholder hereby agrees to permit Parent and Sub to publish and disclose in the Offer Documents and, if Company Stockholder Approval is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) his or its identity and ownership of Company Common Stock and the nature of his or its commitments, arrangements and understandings under this Agreement.

              (d) Parent and Sub acknowledge that the Company may, in order to assist Stockholders who are also employees of the Company in complying with their obligations to tender Shares hereunder, lend funds to such Stockholders upon the terms specified in the Merger Agreement in order to fund all or a portion of the exercise price under the Options held by such

Stockholders. The failure of the Company to supply such funds shall not relieve any such Stockholder of his obligations hereunder.

              3.     Provisions Concerning Company Common Stock.

              (a) Each Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by such Stockholder, whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses C (1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Such Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this
Section 3.

              (b) Each Stockholder hereby grants to Parent a proxy to vote the Shares of such Stockholder as indicated in Section 3(a). Each Stockholder intends such proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Stockholder with respect to such Shares.

              4. Other Covenants, Representations and Warranties. Each Stockholder hereby represents and warrants to Parent as follows:

              (a) Ownership of Shares. Such Stockholder is either (i) the record and Beneficial Owner of, or (ii) the Beneficial Owner but not the record holder of, the number of Shares set forth opposite such Stockholder's name on
Schedule I hereto. On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on
Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

              (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

              (c) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to such Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

              (d) No Encumbrances. Except as required by Section 2 and for the proxy granted under Section 3(b), such Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

              (e) No Finder's Fees. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

              (f) No Solicitation. No Stockholder shall, in his or its capacity as such, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes an Acquisition Proposal, except as permitted by Section 5.1(e) of the Merger Agreement. If any Stockholder receives any such inquiry or proposal, then such Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making such proposal. Each Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

              (g) Restriction on Transfer, Proxies and Non-Interference. Except as required by Section 2 or Section 3(b), no Stockholder shall, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such

Stockholder's Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

              (h) Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

              (i) Reliance by Parent. Such Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

              (j) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

              5. Stop Transfer. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2 hereof). In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

              6. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the termination of the Merger Agreement in accordance with its terms by Parent.

              7. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares.

              8. Confidentiality. The Stockholders recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than such Stockholder's counsel and advisors, if any) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures such Stockholder's counsel advises are necessary in order to fulfill such Stockholder's obligations imposed by law, in which event such Stockholder shall give notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction with respect thereto.

              9.     Miscellaneous.

              (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

              (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

              (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

              (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

              (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

   If to Stockholder:       At the addresses set forth on Schedule I hereto.

   If to Parent or Sub:     Cooperative Computing, Inc. or
                            CCI Acquisition Corp.
                            6207 Bee Cave Road
                            Austin, Texas  78746-5146
                            Attn:  Glenn Staats
                            Telephone:  (512) 328-2300
                            Telecopy:   (512) 329-6461

              copies to:    Hicks, Muse, Tate & Furst Incorporated
                            200 Crescent Court
                            Suite 1600
                            Dallas, Texas  75201
                            Telephone:  (214) 740-7365
                            Telecopy:  (214) 740-7313
                            Attention:  Lawrence D. Stuart, Jr.

                            Weil, Gotshal & Manges
                            100 Crescent Court
                            Suite 1300
                            Dallas, Texas  75201
                            Telephone:  (214) 746-7748
                            Telecopy:  (214) 746-7777
                            Attention:  Thomas A. Roberts

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

              (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                 (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                 (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                 (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                 (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

                 (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                 (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                 (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                 IN WITNESS WHEREOF, Parent, Sub and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                              COOPERATIVE COMPUTING, INC.


                              By: /s/ MATTHEW HALE
                                 ----------------------------------------------
                              Name: Matthew Hale
                                   --------------------------------------------
                              Title: Vice President and Chief Financial Officer
                                    -------------------------------------------


                              CCI ACQUISITION CORP.


                              By: /s/ PATRICK K. MCGEE
                                 ----------------------------------------------
                              Name: Patrick K. McGee
                                   --------------------------------------------
                              Title: Vice President
                                    -------------------------------------------


                              STOCKHOLDERS:

                              THE COMMON FUND FOR NONPROFIT ORGANIZATIONS

                                      By:  Richard C. Blum & Associates,
                                           L.P., investment manager


                                      By: /s/ ALEXANDER L. DEAN, JR.
                                         --------------------------------------
                                      Name: Alexander L. Dean, Jr.
                                           ------------------------------------
                                      Title: Managing Director
                                            -----------------------------------


                              BK CAPITAL PARTNERS IV, LIMITED PARTNERSHIP

                                      By:  Richard C. Blum & Associates,
                                           L.P., general partner


                                      By: /s/ ALEXANDER L. DEAN, JR.
                                         --------------------------------------
                                      Name: Alexander L. Dean, Jr.
                                           ------------------------------------
                                      Title: Managing Director
                                            -----------------------------------

                            BK CAPITAL PARTNERS III, LIMITED PARTNERSHIP

                                    By:  Richard C. Blum & Associates,
                                         L.P., general partner


                                    By: /s/ ALEXANDER L. DEAN, JR.
                                       ----------------------------------------
                                    Name:   Alexander L. Dean, Jr.
                                         --------------------------------------
                                    Title:  Managing Director
                                          -------------------------------------


                            BK CAPITAL PARTNERS II, A CALIFORNIA
                            LIMITED PARTNERSHIP

                                    By:  Richard C. Blum & Associates,
                                         L.P., general partner


                                    By: /s/ ALEXANDER L. DEAN, JR.
                                       ----------------------------------------
                                    Name:   Alexander L. Dean, Jr.
                                         --------------------------------------
                                    Title:  Managing Director
                                          -------------------------------------


                                     /s/ RICHARD C. BLUM*
                                    -------------------------------------------
                                    Richard C. Blum

                                     /s/ JAMES R. PORTER
                                    -------------------------------------------
                                    James R. Porter

                                     /s/ WILLIAM W. STEVENS
                                    -------------------------------------------
                                    William W. Stevens

                                     /s/ HENRY M. GAY
                                    -------------------------------------------
                                    Henry M. Gay

                                     /s/ GEORGE O. HARMON
                                    -------------------------------------------
                                    George O. Harmon


AGREED TO AND ACKNOWLEDGED
(with respect to Section 5):
                                          *By: /s/ JOHN H. STEINHART
                                              ---------------------------------
TRIAD SYSTEMS CORPORATION                  Name: John H. Steinhart
                                                -------------------------------
By: /s/ JAMES R. PORTER                          Attorney-in-Fact
   -------------------------------
      Name:  James R. Porter
      Title: President and Chief
             Executive Officer

                                 SCHEDULE 1 TO
                             STOCKHOLDERS AGREEMENT



================================================================================
          Name and Address
           of Stockholder                                Number of Shares Owned
================================================================================
The Common Fund for Nonprofit Organizations
c/o Richard C. Blum & Associates, L.P.
    909 Montgomery Street
    San Francisco, California 94113                                   1,111,111
--------------------------------------------------------------------------------
BK Capital Partners IV, L.P.
c/o Richard C. Blum & Associates, L.P.
    909 Montgomery Street
    San Francisco, California 94113                                     275,936
--------------------------------------------------------------------------------
BK Capital Partners III, L.P.
c/o Richard C. Blum & Associates, L.P.
    909 Montgomery Street
    San Francisco, California 94113                                     500,000
--------------------------------------------------------------------------------
BK Capital Partners II, L.P.
c/o Richard C. Blum & Associates, L.P.
    909 Montgomery Street
    San Francisco, California 94113                                     111,111
--------------------------------------------------------------------------------
Richard C. Blum
909 Montgomery Street
San Francisco, California 94113                                          12,000
--------------------------------------------------------------------------------
James R. Porter
3055 Triad Drive
Livermore, California  94550                                            958,200
--------------------------------------------------------------------------------
William W. Stevens
3055 Triad Drive
Livermore, California  94550                                            430,340
--------------------------------------------------------------------------------
Henry M. Gay
3055 Triad Drive
Livermore, California  94550                                             94,396
--------------------------------------------------------------------------------
George O. Harmon
3055 Triad Drive
Livermore, California  94550                                             44,000

TOTAL                                                                 3,537,094
================================================================================